KPMG
                                           Financial Services
                                            757 Third Avenue
                                           New York, NY 10017


January 28, 2000



Evergreen Municipal Trust
200 Berkeley Street
Boston, Massachusetts  02116

Davis Tax-Free High Income Fund, Inc.
124 East Marcy Street
Santa Fe, New Mexico  87501

Ladies & Gentlemen:

REORGANIZATION OF DAVIS TAX-FREE HIGH INCOME FUND INTO
EVERGREEN TAX-FREE HIGH INCOME FUND - UNITED STATES FEDERAL
INCOME TAX CONSIDERATIONS

You have requested the opinion of KPMG LLP ("KPMG") as to certain U.S. federal income tax consequences in connection with the Agreement and Plan of Reorganization, dated as of January 7, 2000 (the "Plan"), by and between Evergreen Municipal Trust ("Evergreen") for itself and on behalf of its series, Evergreen Tax-Free High Income Fund (the "Acquiring Fund") and Davis Tax-Free High Income Fund, Inc. ("Davis") for itself and on behalf of its series, Davis Tax-Free High Income Fund (the "Target Fund"), pursuant to which: (i) Target Fund will transfer all of its assets to Acquiring Fund solely in exchange for voting shares of Acquiring Fund and Acquiring Fund's assumption of the identified liabilities of Target Fund as listed on Target Fund's Statement of Net Assets as of March 17, 2000 (i.e., the "Closing Date" of this transaction);
(ii) Target Fund will distribute to its shareholders all of the voting shares received from Acquiring Fund; and (iii) Target Fund will be liquidated (the aforementioned items (i), (ii), and (iii) hereinafter collectively referred to as the "Transaction"). Except as otherwise provided,


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all terms not  defined  herein  shall  have the  meanings  ascribed  to them (or defined by reference) in the Plan.

In connection with the rendering of this opinion KPMG has reviewed the Registration Statement of Evergreen on Form N-14 relating to the Transaction (the "Registration Statement"). In addition, KPMG has reviewed and relied upon the Plan, and the representations made by Evergreen and Davis (collectively, the "Representations") in their respective Representation Letters dated January 26, 2000.

FACTS AND ASSUMPTIONS

Target Fund is a series of a Maryland corporation organized on April 26, 1980. Acquiring Fund is a series of a Delaware business trust organized on September 18, 1997. The Target Fund qualifies as a regulated investment company ("RIC") within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current year and all prior years. The Acquiring Fund will qualify as a RIC for its initial year. The Acquiring Fund has and will have at the time of the Transaction no prior U.S. federal income tax history that would preclude it from participating in a reorganization under Section 368(a)(1)(F) of the Code.

For what has been represented by management of Evergreen and Davis to be valid business reasons, the following transaction is proposed:

1.       Target Fund will transfer all of its assets to Acquiring
         Fund solely in exchange
         for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of the identified liabilities of Target Fund on Target Fund's Statement of Net Assets as of the Closing Date; and

2. Target Fund will liquidate and distribute the voting shares of Acquiring Fund received in the exchange to its shareholders in liquidation.




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REPRESENTATIONS

The following representations by Evergreen and Davis have been made in connection with the Transaction:

(a) Neither the Plan nor the Transaction is or will be a part of a larger transaction not disclosed in the Plan.

(b) Each shareholder of Target Fund will receive in the Transaction solely voting shares of Acquiring Fund in exchange for shares of Target Fund. Acquiring Fund will not pay cash in lieu of fractional shares.

(c) Immediately following the Transaction, the shareholders of Target Fund will own all of the outstanding voting shares of Acquiring Fund in the same proportions as the stock owned in Target Fund and will own such shares solely by reason of their ownership of shares of Target Fund immediately before the Transaction.

(d) The fair market value of the voting shares of Acquiring Fund received by each shareholder of Target Fund will be equal to the fair market value of the shares of Target Fund exchanged therefor.

(e) Neither Acquiring Fund nor any person related to Acquiring Fund, as defined in Section 1.368-1(e)(3) of the Income Tax Regulations (the "Regulations"), has or will have (at the time of the Transaction) a plan or intention to acquire or redeem any of the Acquiring Fund shares issued in the Transaction either directly or through any transaction, agreement, or arrangement with any other person (other than redemptions made pursuant to Section 22(e) of the Investment Company Act of 1940, as amended (the "1940 Act") or distributions made in the ordinary course of business pursuant to the 1940 Act).



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(f)      During the five years prior to the Transaction, and in the Transaction, neither  Acquiring  Fund nor any person  related to Acquiring  Fund (as
         defined  in  Section   1.368-1(e)(3)  of  the  Regulations)  will  have
         acquired, directly or through any transaction, agreement or arrangement with any other person, Target Fund shares.

(g) During the five-year period ending at the time of the Transaction, neither Target Fund nor any person related to Target Fund (as defined in Section 1.368-1(e)(3) of the Regulations and without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) will have directly or through any transaction, agreement or arrangement with any other person, (1) acquired Target Fund shares with consideration other than solely voting shares of Acquiring Fund or Target Fund (other than redemptions made with shares of Target Fund pursuant to Section 22(e) of the 1940 Act, or (2) made distributions with respect to Target Fund shares (except for distributions made in the ordinary course of business by Target Fund pursuant to the 1940
     Act).

(h) Immediately following the Transaction, Acquiring Fund will possess the same assets and liabilities, except for assets used to pay expenses incurred in the Transaction, as were possessed by Target Fund immediately prior to the transaction. Assets used to pay expenses incurred in the Transaction will, in the aggregate, constitute less than one percent of the net assets of Target Fund. For purposes of this representation, all assets except for assets Target Fund will have used to effect redemptions made pursuant to
     Section 22(e) of the 1940 Act), or distributions made in the ordinary course of business pursuant to the 1940 Act will be included as assets of Target Fund held immediately prior to the Transaction.

(i) Target Fund will distribute the voting shares of Acquiring Fund it receives in the Transaction in pursuance of the Plan.



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(j)      Acquiring  Fund will  have no plan or  intention  to sell or  otherwise dispose of any of the assets of the Target Fund acquired in the Transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(k) There is and will be at the time of the Transaction no plan or intent for Acquiring Fund to be liquidated or merged into any other entity.

(l) Acquiring Fund will assume all of Target Fund's liabilities identified on Target Fund's Statement of Net Assets as of the Closing Date, and such liabilities were or will have been incurred by Target Fund in the ordinary course of business. No other person related to Acquiring Fund will assume any Target Fund liability in the Transaction.

(m) The liabilities of Target Fund to be assumed by Acquiring Fund and the liabilities to which the transferred assets of the Target Fund will be subject will have been incurred by Target Fund in the ordinary course of its business and be associated with the assets transferred to Acquiring Fund.

(n) Following the Transaction, Acquiring Fund will continue the historical business of Target Fund or use a significant portion of the Target Fund's historical business assets in a business.

(o) Target Fund shareholders will pay their own expenses, if any, incurred in connection with the Transaction. The expenses incurred by Acquiring Fund that are solely and directly related to the Transaction will be borne by First Union National Bank, whether or not the Transaction is consummated. The expenses incurred by Target Fund that are solely and directly related to the Transaction will be borne by Davis Selected Advisers, L.P., whether or not the Transaction is consummated. For purposes of this representation, the term "expenses that are solely and directly related to the Transaction" include, but are not limited to legal and accounting expenses, appraisal fees, administrative costs of Target Fund


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         directly  related  to  the  Transaction  such  as  those  incurred  for printing, clerical work, telephone and telegraph, security underwriting and registration fees and expenses, transfer taxes, and transfer agent fees and expenses. The same term will not include any expense which, if paid, would prohibit the Transaction from qualifying as solely for voting shares of Acquiring Fund, as described in Rev. Rul. 73-54, 1973-1 C.B. 187. Examples of such prohibited expenses are fees incurred for investment or estate planning advice and those incurred by an individual shareholder, or group of shareholders, for legal, accounting or investment advice or counsel pertaining to participation in, or action with respect to, the Transaction.

(p) There will be no intercorporate indebtedness existing at the time of the Transaction between Acquiring Fund and Target Fund that will have been issued, acquired, or settled at a discount.

(q) The fair market value of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities assumed by Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets are subject.

(r) Target Fund has qualified, and will qualify at the time of the Transaction, as a regulated investment company within the meaning of
         Section 851 of the Code. Acquiring Fund will qualify at the time of the Transaction, as a regulated investment company within the meaning of
         Section 851 of the Code.

(s) Target Fund is not and will not be at the time of the Transaction under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(t) Target Fund will have at the time of the Transaction no options, warrants or rights outstanding with respect to its shares. Target Fund will not have redeemed any options, warrants, or rights with respect to its shares pursuant to the Transaction.


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(u)      Acquiring Fund will not have acquired any options,  warrants, or rights with respect to Target Fund shares pursuant to the Transaction.

SCOPE OF OPINION

The opinions expressed herein are rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal or state income tax or legal aspect of the Transaction and no inference should be drawn with respect to any matter not expressly opined upon.

Our opinions are based upon the Facts and Assumptions and Representations set forth above. If any of the above-stated facts, assumptions, or Representations are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinions, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter. However, all the foregoing authorities are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions that can be retroactive in effect and, therefore, could also affect our opinions. We assume no responsibility to update our opinions for any such change or modification. The opinions contained herein are not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

To the best of our knowledge (including such due diligence as we have performed), our opinions are not based on unreasonable factual or legal assumptions (including assumptions as to future events) and we have not unreasonably relied on the representations, statements, findings, or agreements of any person.

In connection with the rendering of these opinions we have reviewed the Registration Statement filed by Evergreen, including the Plan. We have not made any independent


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investigation of these  representations or the facts and circumstances  involved in the Transaction discussed herein. We have not examined any agreement to determine whether it complies with applicable federal, state, or local law. We have assumed that all actions required to effect the Transaction are effectuated in accordance with applicable federal, state, and local law and the terms of any relevant agreements. The opinions expressed herein are for the exclusive benefit of Target Fund, Acquiring Fund, and their respective shareholders and may not be relied upon for any other purpose, or used, circulated, quoted or relied upon by any other person or entity without our prior written consent.

OPINIONS

Based upon the FACTS AND ASSUMPTIONS and REPRESENTATIONS as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, it is the opinion of KPMG that the following federal income tax consequences will result from the Transaction:

(1) The Transaction will constitute a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code. Target Fund and Acquiring Fund will each be a "party to a reorganization" as defined in Section 368(b) of the Code.

(2) No gain or loss will be recognized by the holders of Target Fund shares upon the exchange of such shares, pursuant to the Transaction, solely for Acquiring Fund shares in accordance with Section 354(a)(1) of the Code.

(3) No gain or loss will be recognized by Target Fund on the transfer of all of its assets to Acquiring Fund solely in exchange for voting shares of Acquiring Fund and the assumption by Acquiring Fund of all of the liabilities of Target Fund in accordance with Sections 357(a) and 361(a) of the Code.



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(4)     Target  Fund  will not  recognize  gain or loss on the  distribution  of
        Acquiring Fund shares received in the Transaction to its shareholders pursuant to the Transaction in accordance with Section 361(c) of the Code.

(5) Acquiring Fund will not recognize any gain or loss on the acquisition of Target Fund's assets in exchange for the shares of Acquiring Fund and the assumption by Acquiring Fund of all of the liabilities of Target Fund in accordance with Section 1032(a) of the Code.

(6) A Target Fund shareholder's basis in a share of Acquiring Fund received in the Transaction will be the same, in each instance, as the basis of Target Fund share surrendered in exchange therefor in accordance with
         Section 358(a)(1) of the Code.

(7) A Target Fund shareholder's holding period in a share of Acquiring Fund received in the Transaction will include, in each instance, the holding period of shares of Target Fund surrendered therefor, provided the shares of Target Fund are held as capital assets on the date of the Transaction in accordance with Section 1223(1) of the Code.

(8) The basis of a Target Fund asset in the hands of Acquiring Fund will be the same, in each instance, as the basis of such asset in the hands of Target Fund immediately prior to the Transaction in accordance with
         Section 362(b) of the Code.

(9) The holding period of a Target Fund asset in the hands of Acquiring Fund will include, in each instance, the period during which such assets were held by Target Fund immediately prior to the Transaction in accordance with Section 1223(2) of the Code.

(10) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, including the earnings and profits, or deficit in earnings and profits, of Target Fund as of the date of the Transaction. Acquiring Fund will take these items into account subject to the conditions and


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        limitations  specified in Sections 381, 382, 383 and 384 of the Code and applicable Regulations thereunder.

Very truly yours,

KPMG LLP
/s/Jeffrey S. Sion
------------------------
Jeffrey S. Sion
Managing Director



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